Exhibit 99.1

301 Galveston Drive
Redwood City, CA 94063
650.298.5300 main
650.364.2715 fax
www.maxygen.com
For Immediate Release
Maxygen Reports Third Quarter 2008 Financial and Business Results
REDWOOD CITY, Calif., November 4, 2008 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company focused on the development of improved protein drugs, today announced financial and business results for the quarter ended September 30, 2008.
Third Quarter 2008 Financial Results
Maxygen reported GAAP net income of $79.9 million, or $2.15 per basic share, for the third quarter 2008 as compared to a GAAP net loss of $14.7 million, or $0.40 per basic share, for the comparable period in 2007. The increased income was primarily due to $90 million in proceeds from the sale of Maxygen’s hemophilia assets and other technology rights to Bayer HealthCare on July 1, 2008.
Revenue for the third quarter was $92.1 million, compared to $1.0 million for the same period in 2007. Total expenses were $13.6 million in the third quarter of 2008 compared to $17.5 million in the third quarter of 2007. The reduced spending was primarily due to lower expenditure on the MAXY-VII hemophilia program.
Excluding the impact of non-cash stock compensation expense under SFAS 123(R) and goodwill impairment, Maxygen reported non-GAAP net income of approximately $81.7 million, or $2.20 per basic share, in the third quarter of 2008, compared to a non-GAAP net loss of approximately $13.0 million, or $0.35 per basic share, in the third quarter of 2007 (see Footnote A).
At September 30, 2008, cash, cash equivalents and marketable securities totaled $212.8 million.
Business Results
During the third quarter 2008, Maxygen sold its Factor VII program, along with all of its hemophilia assets, and licensed certain technology rights to Bayer Healthcare for $120 million. As a result of the transaction Maxygen received $90 million in cash during the quarter, and is eligible to receive up to an additional $30 million upon Bayer’s initiation of a Phase II trial of MAXY-VII in hemophilia, dependent on certain intellectual property conditions.
Maxygen also announced during the quarter that it had been awarded a 2-year, $3.4 million grant from the United States Department of Defense to develop technology to advance vaccine research and development. Maxygen currently has vaccine programs in

301 Galveston Drive
Redwood City, CA 94063
650.298.5300 main
650.364.2715 fax
www.maxygen.com
the areas of human immunodeficiency virus (HIV), influenza, and encephalitic alphaviruses, all of which are funded through various external agencies.
Finally, during the third quarter 2008 Maxygen signed an agreement with Astellas Pharma Inc. to co-develop MAXY-4 candidates for rheumatoid arthritis and other autoimmune diseases. Under the agreement, Astellas also will exclusively develop MAXY-4 candidates for transplant rejection. Maxygen received a $10 million initial payment during the third quarter and is eligible to receive up to an additional $160 million in pre-launch milestone payments, plus tiered double-digit royalties on all sales.
Conference Call
Maxygen will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss third quarter 2008 financial results. Participants in the U.S. can access the call by dialing 866.713.8565 and using the passcode 27082368. International participants can dial 617.597.5324 and use the same passcode. A live webcast of the conference call will be available on the Maxygen web site at www.maxygen.com/webcasts.
Telephone and webcast replays of the conference call will be available until December 5, 2008. To access the telephone replay, dial 888.286.8010 (U.S.) or 617.801.6888 (international) and use the passcode 29726950. To access the webcast archive, go to www.maxygen.com/webcasts.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. The company’s portfolio includes MAXY-G34, designed to be an improved long-acting G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Maxygen also has a MAXY-4 program, partnered with Astellas Pharma, Inc., under which the company and Astellas are exploring new CTLA4-Ig product candidates for the treatment of a broad array of autoimmune disorders and transplantation rejection. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. www.maxygen.com
Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects and financial position, including whether we will receive any future milestone payments from Bayer HealthCare LLC related to its development of MAXY-VII; our ability or plans or the plans of the United States Department of Defense to maintain any grants for vaccine research and development; and our plans or the plans of Astellas Pharma, Inc. to commence or continue the development of our MAXY-4 product candidates and whether we will receive any future milestone payments from Astellas related to such development. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31,

301 Galveston Drive
Redwood City, CA 94063
650.298.5300 main
650.364.2715 fax
www.maxygen.com
2007, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.
Selected Consolidated Financial Information
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$359	$5	$359	$8,476
Technology and license revenue (including related party)	90,348	34	90,625	590
Grant revenue	1,417	964	3,740	3,110

Total revenues	92,124	1,003	94,724	12,176

Expenses:
Research and development	10,257	13,570	35,897	44,513
General and administrative	3,321	3,951	11,865	11,810
Goodwill impairment	—	—	12,192	—
Restructuring charge	—	—	799	—

Total operating expenses	13,578	17,521	60,753	56,323

Income (loss) from operations	78,546	(16,518)	33,971	(44,147)

Interest income and other (expense), net	1,323	1,814	4,073	6,106

Net income (loss)	$79,869	$(14,704)	$38,044	$(38,041)

Basic net income (loss) per share	$2.15	$(0.40)	$1.03	$(1.04)
Diluted net income (loss) per share	$2.14	$(0.40)	$1.02	$(1.04)

Shares used in computing basic net income (loss) per share	37,140	36,872	37,061	36,750
Shares used in computing diluted net income (loss) per share	37,308	36,872	37,260	36,750

301 Galveston Drive
Redwood City, CA 94063
650.298.5300 main
650.364.2715 fax
www.maxygen.com
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$212,835	$145,813
Receivables, prepaid and other assets	2,899	11,644
Property and equipment, net	2,531	3,060
Goodwill and other intangibles, net	—	12,192

Total assets	$218,265	$172,709

Other liabilities	$10,442	$14,802
Restructuring accrual	18	4,413
Total deferred revenue	9,839	—
Stockholders’ equity	197,966	153,494

Total liabilities and stockholders’ equity	$218,265	$172,709

Note 1: Derived from consolidated audited financial statements as of December 31, 2007.

301 Galveston Drive
Redwood City, CA 94063
650.298.5300 main
650.364.2715 fax
www.maxygen.com
Footnotes
(A) Non-GAAP Financial Measures
To supplement our consolidated financial statements, we have provided non-GAAP net loss and net loss per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Non-GAAP net loss and net loss per share excludes the impact of stock compensation expense and the impairment of goodwill. We believe that it is useful as a supplemental measure in assessing the performance of our business and is used by our management to evaluate business results. We excluded goodwill impairment for the nine month period ended September 30, 2008 because it is not representative of the on-going results of operations of our business. Below is a reconciliation of GAAP and non-GAAP net loss and net loss per share (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income (loss)	$79,869	$(14,704)	$38,044	$(38,041)

Stock compensation expense	1,878	1,665	5,489	5,232

Goodwill impairment	—	—	12,192	—

Non-GAAP net income (loss)	$81,747	$(13,039)	$55,725	$(32,809)

Shares used in computing Non-GAAP basic net income (loss) per share	37,140	36,872	37,061	36,750
Shares used in computing Non-GAAP diluted net income (loss) per share	37,308	36,872	37,260	36,750

Non-GAAP basic net income (loss) per share	$2.20	$(0.35)	$1.50	$(0.89)
Non-GAAP diluted net income (loss) per share	$2.19	$(0.35)	$1.50	$(0.89)
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Contact:
Michele Boudreau
Investor and Public Relations
michele.boudreau@maxygen.com
650.279.2088